Registration No. 333-
====================================================================================
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VALMONT INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-0351813
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15000 Valmont Plaza
Omaha, Nebraska	68154-5215
(Address of principal executive offices)	(Zip code)

Valmont 2022 Stock Plan
(Full title of the plan)
Avner Applbaum
Executive Vice President and Chief Financial Officer
Valmont Industries, Inc.
15000 Valmont Plaza
Omaha, Nebraska 68154-5215
(Name and address of agent for service)
402-963-1000
(Telephone number, including area code,
of agent for service)
Copy to:
Guy Lawson
McGrath North Mullin & Kratz, PC LLO
1601 Dodge Street, Suite 3700
Omaha, Nebraska 68102
(402) 341-3070
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Non-accelerated filer ☐
Accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement Form S-8 is being filed by Valmont Industries, Inc. (“Valmont”) with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering 2,000,000 shares of the registrant’s common stock par value $1.00 per share (“Common Stock”), available for issuance under the Valmont 2022 Stock Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing with the Commission in accordance with the provisions of Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Valmont hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:
(a)Annual Report on Form 10-K for the fiscal year ended December 25, 2021.
(b)Current Report on Form 8-K dated March 14, 2022.
(c)The description of Valmont’s common stock contained in Exhibit 4.9 to Valmont’s Annual Report on Form 10-K (Commission file no. 001-31429) for the fiscal year ended December 28, 2019, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by Valmont pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Pursuant to Article IX of the Restated Certificate of Incorporation of Valmont, Valmont shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to Valmont or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a director shall continue to be liable for (1) any breach of a director's duty of loyalty to Valmont or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (4) any transaction from which the director derived an improper personal benefit.
The by-laws of Valmont provide for indemnification of Valmont officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person was serving Valmont in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Valmont.
Valmont also maintains a director and officer insurance policy which insures the officers and directors of Valmont and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.
Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits

4.1	Restated Certificate of Incorporation, as amended, filed as Exhibit 3.1 to Valmont’s Quarterly Report on Form 10-Q (Commission file no. 001-31429) for the fiscal quarter ended March 28, 2009 and incorporated herein by reference.
4.2	Bylaws, as amended, filed as Exhibit 3.1 to Valmont’s Quarterly Report on Form 10-Q (Commission file no. 001-31429) for the fiscal quarter ended March 29, 2014 and incorporated herein by reference.
4.3	Valmont 2022 Stock Plan filed as Exhibit 10.1 to Valmont’s Current Report on Form 8-K dated March 14, 2022 (Commission file no. 001-31429) and incorporated herein by reference.
5*	Opinion of McGrath North Mullin & Kratz, PC LLO
10.1	Form of Stock Option Agreement filed as Exhibit 10.4 to Valmont’s Annual Report on Form 10-K (Commission file no. 001-31429) for the fiscal year ended December 25, 2021 and incorporated herein by reference.
10.2	Form of Restricted Stock Unit Agreement (Domestic) filed as Exhibit 10.5 to Valmont’s Annual Report on Form 10-K (Commission file no. 001-31429) for the fiscal year ended December 25, 2021 and incorporated herein by reference.
10.3	Form of Restricted Stock Unit Agreement (Director) filed as Exhibit 10.6 to Valmont’s Annual Report on Form 10-K (Commission file no. 001-31429) for the fiscal year ended December 25, 2021 and incorporated herein by reference.
10.4	Form of Restricted Stock Unit Agreement (International) filed as Exhibit 10.7 to Valmont’s Annual Report on Form 10-K (Commission file no. 001-31429) for the fiscal year ended December 25, 2021 and incorporated herein by reference.
23.1	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5).
23.2*	Consent of Deloitte & Touche LLP.
24*	Powers of Attorney.
107*	Calculation Filing Fee Table
_____________________________________________

*    Filed herewith

Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on April 26, 2022.

Valmont Industries, Inc.

By	/s/ STEPHEN G. KANIEWSKI
Stephen G. Kaniewski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 26, 2022.

Signature	Title

/s/ STEPHEN G. KANIEWSKI
Stephen G. Kaniewski	President and Chief Executive Officer
and Director (Principal Executive Officer)

/s/ AVNER M. APPLBAUM
Avner M. Applbaum	Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)
/s/ TIMOTHY P. FRANCIS
Timothy P. Francis	Senior Vice President & Controller
(Principal Accounting Officer)

Mogens C. Bay*	Director
K. R. (Kaj) den Daas*	Director
Ritu Favre*	Director
Theo W. Freye*	Director
Richard A. Lanoha*	Director
James B. Milliken*	Director
Daniel P. Neary *	Director
Catherine James Paglia *	Director
Clark T. Randt*	Director
Joan Robinson-Berry*	Director

*Avner Applbaum, by signing his name hereto, signs this registration statement on behalf of each of the directors indicated. A Power of Attorney authorizing such action has been filed herein as Exhibit 24.

/s/ AVNER M. APPLBAUM
Avner M. Applbaum
Attorney-in-Fact